EXHIBIT 4.2
SECURITY AGREEMENT
     THIS SECURITY AGREEMENT dated as of November 17, 2006, among HCA Inc., a Delaware corporation (the “Company”), each of the Subsidiaries of the Company listed on Schedule 1 hereto or that becomes a party hereto pursuant to Section 8.13 (each such entity being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Company are referred to collectively as the “Grantors”), and The Bank of New York, as Collateral Agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined below).
W I T N E S S E T H:
     WHEREAS, pursuant to the terms, conditions and provisions of (a) the Indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the Guarantors listed on the signature pages thereto and The Bank of New York, as Trustee (the “Trustee”), (b) the Purchase Agreement dated November 9, 2006 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Purchase Agreement”), among Hercules Holding II, LLC (“Hercules Holding”) and the several parties named in Schedule I thereto (the “Initial Purchasers”) and (c) the Joinder Agreement dated as of the date hereof (the “Joinder Agreement”) among the Company, the Subsidiary Grantors and the Initial Purchasers by which the Company and the Subsidiary Grantors will assume all of Hercules Holding’s obligations under the Purchase Agreement, the Company is issuing (i) $1,000,000,000 aggregate principal amount of its 9 1/8% Senior Secured Notes due 2014 (the “2014 Cash Pay Notes”), (ii) $3,200,000,000 aggregate principal amount of its 9 1/4% Senior Secured Notes due 2016 (the “2016 Cash Pay Notes”) and (iii) $1,500,000,000 aggregate principal amount of its 9 5/8%/10 3/8% Senior Secured Toggle Notes due 2016 (the “Toggle Notes” and, together with the 2014 Cash Pay Notes and the 2016 Cash Pay Notes, the “Notes”), which will be guaranteed on a senior secured basis by each of the Subsidiary Grantors;
     WHEREAS, pursuant to the Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced in accordance with the terms of the Indenture from time to time, the “Credit Agreement”) among the Company, HCA UK Capital Limited, a limited liability company (company no. 04779021) formed under the laws of England and Wales (the “European Subsidiary Borrower” and, together with the Company, the “Borrowers”), the lenders or other financial institutions or entities from time to time parties thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent and as Collateral Agent (the “First Lien Collateral Agent”), the Grantors have granted to the First Lien Collateral Agent a senior priority lien and security interest in the Collateral (as defined below);
     WHEREAS, the Collateral Agent and the First Lien Collateral Agent have entered into an Intercreditor Agreement with respect to the Non-Receivables Collateral dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the

“General Intercreditor Agreement”), pursuant to which the lien upon and security interest in the Non-Receivables Collateral granted by this Agreement are and shall be subordinated in all respects to the lien upon and security interest in the Non-Receivables Collateral granted pursuant to, and subject to the terms and conditions of, the First Lien Loan Documents (as defined below);
     WHEREAS, pursuant to the Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced in accordance with the terms of the Indenture from time to time, the “ABL Credit Agreement”) among the Company, the several subsidiary borrowers party thereto, the lenders or other financial institutions or entities from time to time parties thereto and Bank of America, N.A., as Administrative Agent and as Collateral Agent (the “ABL Collateral Agent”), the Grantors have granted to the ABL Collateral Agent a senior priority lien and security interest in the Receivables Collateral;
     WHEREAS, the Collateral Agent, the ABL Collateral Agent and the First Lien Collateral Agent have entered into an Intercreditor Agreement with respect to the Receivables Collateral dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Shared Receivables Intercreditor Agreement”), pursuant to which the lien upon and security interest in the Receivables Collateral granted by this Agreement are and shall be subordinated in all respects to the lien upon and security interest in the Receivables Collateral granted pursuant to, and subject to the terms and conditions of, the First Lien Loan Documents;
     WHEREAS, pursuant to the Indenture, each Subsidiary Grantor party thereto has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (as defined below);
     WHEREAS, the proceeds of the issuance of the Notes will be used in part to enable valuable transfers to the Subsidiary Grantors in connection with the operation of their respective businesses;
     WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the issuance of the Notes;
     WHEREAS, it is a condition precedent to the obligation of the Initial Purchasers to purchase the Notes under the Purchase Agreement that the Company and the Subsidiary Grantors shall have executed and delivered this Security Agreement to the Collateral Agent for the benefit of the Secured Parties; and
     NOW, THEREFORE, for and in consideration of the premises, and of the mutual covenants herein contained, and in order to induce the Trustee to enter into the Indenture and the Initial Purchasers to purchase the Notes, each Grantor and the Collateral Agent, on behalf of itself and each Secured Party (and each of their respective successors or assigns), hereby agree as follows:

     1. Defined Terms.
     (a) Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.
     (b) Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein): Account, Chattel Paper, Commodity Contract, Documents, Instruments, Inventory, Letter of Credit, Letter-of-Credit Right, Security Entitlement and Supporting Obligation.
     (c) The following terms shall have the following meanings:
     “2014 Cash Pay Notes” shall have the meaning assigned to such term in the recitals hereto.
     “2016 Cash Pay Notes” shall have the meaning assigned to such term in the recitals hereto.
     “ABL Collateral Agent” shall have the meaning assigned to such term in the recitals hereto.
     “ABL Controlled Accounts” shall mean, collectively, with respect to each Grantor, (i) all “deposit accounts” and all “securities accounts” as such terms are defined in the UCC and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes, “securities entitlements” (as such terms are defined in the UCC) and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition, in each case, which are subject to a control agreement in favor of the ABL Collateral Agent (it being understood that no such account or funds shall be deemed to be an “ABL Controlled Account” at any time that such account or funds are not subject to a control agreement in favor of the ABL Collateral Agent unless an Event of Default has occurred and is continuing on the date such account or funds would have otherwise ceased to constitute an ABL Controlled Account ).
     “ABL Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.
     “Account Debtor” shall mean “account debtor” as defined in Article 9 of the UCC, and any other Person who may become obligated to an Indenture Party under, with respect to, or on account of an Account of such Indenture Party (including without limitation any guarantor or performance of an Account).
     “Additional Secured Debt Documents” means any document or instrument executed and delivered with respect to any Additional Secured Obligations.
     “Additional Secured Obligations” shall have the meaning provided in Section 8.17.

     “Additional Secured Parties” shall mean the holders from time to time of Additional Secured Obligations.
     “Additional Secured Party Consent” shall mean a completed Additional Secured Party consent in the form of Annex C hereto.
     “Applicable Control Agreement” shall mean any Control Agreement in favor of the ABL Collateral Agent as to which the ABL Collateral Agent has agreed in writing that its Control over the ABL Controlled Accounts covered thereby is also for the benefit of the Secured Parties.
     “Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance or any other senior officer of the Company designated as such in writing to the Collateral Agent by the Company.
     “Authorized Representative” means (i) the Trustee for so long as the Notes are Obligations hereunder and (ii) any duly authorized representative of any Additional Secured Parties designated as an “Authorized Representative” for any Additional Secured Parties in an Additional Secured Party Consent delivered to the Collateral Agent and the other Authorized Representatives in accordance with Section 8.17 for so long as the Additional Secured Obligations for which such party is serving in such capacity constitutes Secured Obligations hereunder.
     “Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) that requires compliance by a Holder.
     “Collateral” shall have the meaning provided in Section 2.
     “Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.1 or Section 5.3.
     “Collateral Agent” shall have the meaning provided in the preamble hereto.
     “Company” shall have the meaning assigned to such term in the preamble hereto.
     “Control” shall mean “control,” as such term is defined in Section 9-104 or 9-106, as applicable, of the UCC.
     “Contractual Requirement” means (a) any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Indenture Party or any of the Restricted Subsidiaries (other than Liens created under the Indenture Documents or Liens subject to the Intercreditor

Agreements) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Indenture Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound.
     “Control Agreement” shall mean an agreement (which, if in favor of the Collateral Agent, shall be in form reasonably satisfactory to the Collateral Agent) establishing a Person’s Control with respect to any ABL Controlled Account (it being understood that any such agreement in favor of the Collateral Agent may be the same agreement granting Control to the ABL Collateral Agent).
     “Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor (including all Copyrights) or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement, including those listed on Schedule I.
     “copyrights” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.
     “Copyrights” shall mean all copyrights now owned or hereafter acquired by any Grantor, including those listed on Schedule II.
     “Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.
     “equipment” shall mean all “equipment,” as such term is defined in Article 9 of the UCC, now or hereafter owned by any Grantor or to which any Grantor has rights and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Grantor or to which any Grantor has rights and any and all Proceeds, additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto; but excluding equipment to the extent it is subject to a Lien, in each case, in connection with Indebtedness permitted by the Indenture, and the terms of the Indebtedness secured by such Lien prohibit assignment of, or granting of a security interest in, such Grantor’s rights and interests therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law), provided, that immediately upon the repayment of all Indebtedness secured by such Lien, such Grantor shall be deemed to have granted a Security Interest in all the rights and interests with respect to such equipment.

     “Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents subject to a Lien permitted by clauses (8), (9) and (18) (to the extent such Lien secures a refinancing, refunding, extension, renewal or replacement of any Indebtedness secured by a Lien referred to in clause (8) or (9)) of the definition of Permitted Liens in the Indenture, (ii) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Company (confirmed in writing by notice to the Collateral Agent), the cost or other consequences (including any adverse tax consequences) of doing so shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (iii) any Stock or Stock Equivalents of any class of any Foreign Subsidiary in excess of 65% of the outstanding Stock or Stock Equivalents of such class (such percentage to be adjusted upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to the Company or any Subsidiary of the Company), (iv) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law, (v) in the case of Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by the Company and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of such Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (I) such other party is an Indenture Party or Wholly-Owned Subsidiary of the Company or (II) such consent has been obtained (it being understood that the foregoing shall not be deemed to obligate the Company or any Subsidiary of the Company to obtain any such consent)) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than an Indenture Party or Wholly-Owned Subsidiary of the Company) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) and (vi) any Stock or Stock Equivalents of any Subsidiary of the Company to the extent that (A) the pledge of such Stock or Stock Equivalents would result in adverse tax consequences to the Company or any Subsidiary as reasonably determined by the Company and (B) such Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of the Company.
     “First Lien Collateral Agent” shall have the meaning assigned to such term in the recitals hereto.
     “General Intangibles” shall mean all “general intangibles” as such term is defined in Article 9 of the UCC and, in any event, including with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of such Grantor for damages arising out of any breach of or default thereunder and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options thereunder, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in its right, title and interest in any such contract, agreement, instrument or indenture (i) is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto (other than an Indenture Party), (ii) would not give any other party (other than an Indenture Party) to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (iii) is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the other parties thereto (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9 409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents), provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any Account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.
     “General Intercreditor Agreement” shall have the meaning assigned to such term in the recitals hereto.
     “Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
     “Grantor” shall have the meaning assigned to such term in the preamble hereto.
     “Hercules Holding” shall have the meaning assigned to such term in the recitals hereto.
     “Indenture” shall have the meaning assigned to such term in the recitals hereto.
     “Indenture Documents” means (a) the Indenture, the Notes, the other Security Documents and this Agreement and (b) any other related documents or instruments executed and delivered pursuant to the Indenture or any Security Document, in each case, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.
     “Indenture Party” means the Company and the Guarantors.
     “Intellectual Property” shall mean all of the following now owned or hereafter acquired by any Grantor: (A) all Copyrights, Trademarks and Patents, and (B) all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise now owned or hereafter acquired, including (a) all information used or useful arising from the business including all goodwill, trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas and all other proprietary information, and (b) rights, priorities and privileges relating to the Copyrights, the Patents, the Trademarks and the Licenses and all

rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any such rights, priorities and privileges relating to intellectual property (i) is not prohibited by any contract, agreement or other instrument governing such rights, priorities and privileges without the consent of any other party thereto (other than an Indenture Party), (ii) would not give any other party (other than an Indenture Party) to any such contract, agreement or other instrument the right to terminate its obligations thereunder or (iii) is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the relevant parties (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents).
     “Initial Purchasers” shall have the meaning assigned to such term in the recitals hereto.
     “Investment Property” shall mean all Securities (whether certificated or uncertificated), Security Entitlements and Commodity Contracts of any Grantor (other than (i) as pledged pursuant to the Pledge Agreement and (ii) any Stock or Stock Equivalents of any Foreign Subsidiary in excess of 65% of the outstanding class of such Stock or Stock Equivalents), whether now or hereafter acquired by any Grantor, except, in each case, to the extent the grant by a Grantor of a Security Interest therein pursuant to this Security Agreement in its right, title and interest in any such Investment Property (i) is prohibited by any contract, agreement, instrument or indenture governing such Investment Property without the consent of any other party thereto (other than an Indenture Party or a Wholly-Owned Subsidiary) unless such consent has been expressly obtained (it being understood that there shall be no obligation to seek or obtain such consent), or (ii) would give any other party (other than an Indenture Party or a Wholly-Owned Subsidiary) to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder (other than to the extent that any such prohibition referred to in clauses (i) and (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate any Grantor to seek or obtain any such consents referred to in clauses (i) or (ii) above).
     “Joinder Agreement” shall have the meaning assigned to such term in the recitals hereto.
     “License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party.
     “Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent in respect of that Mortgaged Property to secure the Obligations, substantially in the form as required by the General Credit Facility, as the same may be amended, supplemented or otherwise modified from time to time.

     “Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by the Issuer or any Grantor and identified on Schedule VIII, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 4.5.
     “Notes” shall have the meaning assigned to such term in the recitals hereto.
     “Obligations” shall mean (i) any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding with respect to any Indenture Party at the rate provided for in the Indenture Documents, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable to any Secured Party under the Notes, the Indenture and any other Indenture Documents and all other obligations, covenants and duties of, any Indenture Party arising under any Indenture Document or otherwise with respect to any Indenture Document, and (ii) if any Additional Secured Obligations are incurred, all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding with respect to any Grantor at the rate provided for in the respective documentation, whether or not such interest is an allowed claim under any applicable state, federal or foreign law)) owing to any holder of Additional Secured Obligations (that has been designated as Additional Secured Obligations pursuant to Section 8.17) under any Additional Secured Debt Documents.
     “Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor (including all Patents) or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement, including those listed on Schedule III.
     “patents” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.
     “Patents” shall mean all patents now owned or hereafter acquired by any Grantor, including those listed on Schedule IV.
     “Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor, or licensed under a Patent License, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor or licensed under a Trademark License or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned by any Grantor, (iii) past, present or future breach of any License and (iv) past, present or future infringement of any Copyright now or hereafter owned by any Grantor or licensed under a Copyright License and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
     “Purchase Agreement” shall have the meaning assigned to such term in the recitals hereto.
     “Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
     “Secured Parties” shall mean, collectively, (a) the Collateral Agent, (b) each Holder (including the Holders of any Additional Notes issued under and in compliance with the terms of the Indenture), (c) the beneficiaries of each indemnification obligation undertaken by any Indenture Party under any Indenture Document, (d) the Trustee, (e) Additional Secured Parties and their Authorized Representatives; provided that such Additional Secured Parties and their Authorized Representatives comply with Section 8.17 hereof and execute an Additional Secured Party Consent and (f) the successors and permitted assigns of each of the foregoing.
     “Security Agreement” shall mean this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
     “Security Interest” shall have the meaning provided in Section 2.
     “Self-Pay Account” shall mean any Account for which a Third Party Payor is not the Account Debtor other than Potential Medicaid Accounts and other than Accounts for which the Account Debtor is a credit card or debit card processor.
     “Shared Receivables Intercreditor Agreement” shall have the meaning assigned to such term in the recitals hereto.
     “Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
     “Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
     “Subsidiary Grantor” shall have the meaning assigned to such term in the preamble hereto.
     “Third Party Payor” shall mean any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payments on any Account.
     “Toggle Notes” shall have the meaning assigned to such term in the recitals hereto.
     “Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor (including any Trademark) or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement, including those listed on Schedule V.
     “trademarks” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, (ii) all goodwill associated therewith or symbolized thereby and (iii) all other assets, rights and interests that uniquely reflect or embody such goodwill.
     “Trademarks” shall mean all trademarks now owned or hereafter acquired by any Grantor, including those listed on Schedule VI hereto; provided that any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed) are excluded from this definition.
     “Trustee” shall have the meaning assigned to such term in the recitals hereto.
     “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
     (d) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection, clause and Schedule references are to this Security Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
     (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (f) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
     2. Grant of Security Interest.
     (a) Each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties, a lien on and security interest in (the “Security Interest”), all of its right, title and interest in, to and under all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:
     (i) all Accounts;
     (ii) all Chattel Paper;
     (iii) all Documents;
     (iv) all equipment;
     (v) all General Intangibles;
     (vi) all Instruments;
     (vii) all Intellectual Property;
     (viii) all Inventory;
     (ix) all Investment Property;

     (x) all Letters of Credit and Letter-of-Credit Rights;
     (xi) all Supporting Obligations;
     (xii) all Collateral Accounts and all ABL Controlled Accounts;
     (xiii) all books and records pertaining to the Collateral; and
     (xiv) the extent not otherwise included, all Proceeds and products of any and all of the foregoing;
provided, that (x) the Collateral for any Obligations shall not include any Excluded Stock and Stock Equivalents with respect to such Obligations, (y) none of the items included in clauses (i) through (xiv) above shall constitute Collateral to the extent (and only to the extent) that the grant of the Security Interest therein would violate any Requirement of Law applicable to such Collateral and (z) notwithstanding the foregoing or anything else in this Agreement to the contrary, the Collateral shall not include any Principal Properties.
     (b) Each Grantor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the Company, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Security Agreement, and such financing statements and amendments may described the Collateral covered thereby as “all assets”, “all personal property” or words of similar effect (except that, in any event, such financing statement shall also contain an express exclusion with respect to the limitation of the Security Interest in Principal Properties substantially to the effect set forth in clause (c) below). Each Grantor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements. A photographic or other reproduction of this Security Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction to the Collateral Agent.
     Each Grantor hereby agrees to provide to the Collateral Agent, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 2(b).
     The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent, as the case may be, as secured party.

     The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.
     (c) Notwithstanding any other provision hereof, to the extent that any portion of the Collateral is construed to include one or more Principal Properties (it being understood that any such construction would be in direct violation of clause (z) of the proviso to Section 2(a) above), the principal amount of Obligations secured by all such Principal Properties shall be limited to the maximum aggregate principal amount of indebtedness that may be secured at any time without giving rise to any requirement under the Existing Notes Indenture to secure any obligation thereunder equally and ratably (or prior to) the Obligations (it being understood that the principal amount of Obligations secured by the Principal Properties of any Grantor shall in no event be reduced as a result of any security interest granted or obligation incurred after the Issue Date and during the pendency of any Insolvency or Liquidation Proceeding with respect to such Grantor). If after the Issue Date any Existing Note becomes required to be secured by a Lien on Principal Properties as a result of (a) the Company or any Subsidiary granting a Lien on any Principal Property, but only if such requirement would have arisen solely as a result of Liens on Principal Properties other than Liens granted pursuant to any Security Document, (b) the Company or any Subsidiary entering into any Sale and Lease-Back Transaction (as defined in the Existing Notes Indenture, as in effect on the Issue Date), (c) any Restricted Subsidiary under and as defined in the Existing Notes Indenture incurring Debt (as defined in the Existing Notes Indenture, as in effect on the Issue Date) or issuing Preferred Stock (as defined in the Existing Notes Indenture, as in effect on the Issue Date), or (ii) the Existing Notes Indenture ceases to be in effect as a result of a satisfaction and discharge or defeasance thereof in accordance with its terms, then, in each such case, the Obligations secured hereunder by Collateral consisting of one or more Principal Properties shall become equal to the maximum aggregate amount of Obligations outstanding.
     (d) Notwithstanding anything to the contrary in this Section 2, the term Collateral for the purposes hereof shall not include any of the following:
     (i) the European Collateral and the Separate Receivables Collateral;
     (ii) any Capital Stock and other securities of a Subsidiary (excluding Healthtrust, Inc.—The Hospital Company, a Delaware corporation and its successors and assigns) to the extent that the pledge of such Capital Stock and other securities would result in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence and only with respect to the relevant Notes affected; provided that neither the Company nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any Capital Stock pursuant to this clause (ii). In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other Governmental Authority) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock secures the Obligations affected thereby, then the Capital Stock of such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Obligations affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, this Agreement may be amended or modified, without the consent of any Secured Party, to the extent necessary to release the Security Interests in favor of the Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral for the relevant Obligations. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Obligations in excess of the amount then pledged without the filing with the SEC (or any other Governmental Authority) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary will automatically be deemed to be a part of the Collateral for the relevant Obligations but only to the extent necessary to not be subject to any such financial statement requirement;
     (iii) any leaseholds and motor vehicles of the Company or any Guarantor; and
     (iv) proceeds and products from any and all of the foregoing excluded collateral described in clauses (i) through (iii), unless such proceeds or products would otherwise constitute Collateral hereunder.
     3. Representations and Warranties.
     Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:
     3.1 Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement, (b) the Liens permitted by the Indenture and (c) any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as (i) have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement, the First Lien Secured Parties or the ABL Secured Parties or (ii) are permitted by the Indenture.
     3.2 Perfected Liens.
     (a) This Security Agreement is effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and en-

forceable Security Interests in the Collateral, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.
     (b) Subject to the limitations set forth in clause (c) of this Section 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid and perfected Security Interests in the Collateral (as to which perfection may be obtained by the filings or other actions described in clause (A), (B) or (C) of this paragraph) in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, upon (A) the completion of the filing in the applicable filing offices of all financing statements, in each case, naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral, (B) subject to Section 8.15, delivery of all Instruments, Chattel Paper, Certificated Securities and negotiable Documents in each case, properly endorsed for transfer to the Collateral Agent or in blank and (C) completion of the filing, registration and recording of a fully executed agreement in the form hereof (or a supplement hereto) and containing a description of all Collateral constituting Intellectual Property in the United States Patent and Trademark Office (or any successor office) within the three-month period (commencing as of the date hereof) or, in the case of Collateral constituting Intellectual Property acquired after the date hereof, thereafter pursuant to 35 USC § 261 and 15 USC § 1060 and the regulations thereunder with respect to United States Patents and United States registered Trademarks and in the United States Copyright Office (or any successor office) within the one-month period (commencing as of the applicable date of acquisition or filing) or, in the case of Collateral constituting Intellectual Property acquired after the date hereof, thereafter with respect to United States registered Copyrights pursuant to 17 USC § 205 and the regulations thereunder as soon as reasonably practicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction to the extent that a security interest may be perfected by such filings, registrations and recordings, and (ii) are prior to or equal to all other Liens on the Collateral other than Permitted Liens and Liens permitted pursuant to sub-clauses (b) and (c) of Section 4.13 of the Indenture.
     (c) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement (including Security Interests in Investment Property) by any means other than by (i) filings pursuant to the Uniform Commercial Code of the relevant State(s), (ii) filings approved by United States government offices with respect to Intellectual Property, (iii) subject to Section 8.16, delivery to the Collateral Agent to be held in its possession of all Collateral consisting of tangible Chattel Paper, Instruments or Certificated Securities with a fair market value in excess of $10,000,000 individually and (iv) to the extent required by Section 4.1(e), the execution of Control Agreements in favor of the Collateral Agent.
     (d) It is understood and agreed that the Security Interests in Investment Property created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses.

     4. Covenants.
     Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the Obligations are paid in full:
     4.1 Maintenance of Perfected Security Interest; Further Documentation.
     (a) Such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.1 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to Section 3.2(c).
     (b) Such Grantor will furnish to the Collateral Agent, on behalf of the holders of any Obligations, from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.
     (c) Subject to clause (d) below and Section 3.2(c), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents, including all applicable documents required under Section 3.2(b)(i)(C)), which may be required under any applicable law, or which, subject to the terms of the Intercreditor Agreements, the Collateral Agent may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby and all applicable documents required under Section 3.2(b)(i)(C), all at the expense of such Grantor.
     (d) Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary that is required by the Indenture to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Indenture or this Agreement.
     (e) In order better to perfect the security interest of the Secured Parties in ABL Controlled Accounts which are subject to Applicable Control Agreements, each Grantor hereby grants to the ABL Collateral Agent, for the benefit of the Secured Parties, and to the First Lien Collateral Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the ABL Controlled Accounts. In the event any Applicable Control Agreement ceases to be in effect upon repayment in full of the ABL Facility and the General Credit Facility, if an Event of Default exists at the time such Applicable Control Agreement so ceases to be in effect, each Grantor shall cause its ABL Con-

trolled Accounts that were subject to such Applicable Control Agreements to become subject to a Control Agreement on substantially similar terms in favor of the Collateral Agent. The Collateral Agent hereby agrees that unless an Event of Default has occurred and is continuing, it will not provide any “notice of sole control” (or equivalent notice) under any such Control Agreement.
     4.2 Damage or Destruction of Collateral. The Grantors agree promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
     4.3 Notices.
     (a) Each Grantor will advise the Collateral Agent on behalf of the holders of any Obligations promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby or Liens permitted under the Indenture) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.
     (b) Change of Name, Locations, Etc. Not later than 60 days following the occurrence of any change referred to in subclauses (i) through (iv) below, written notice of any change (i) in the legal name of any Indenture Party, (ii) in the jurisdiction of organization or location of any Indenture Party for purposes of the Uniform Commercial Code, (iii) in the identity or type of organization of any Indenture Party or (iv) in the Federal Taxpayer Identification Number or organizational identification number of any Indenture Party. The Company shall also promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this clause (b).
     (c) Certain Collateral Releases. The Company shall deliver an Officer’s Certificate to the Collateral Agent, within 30 calendar days following the end of each six-month period that begins on May 15 and November 15 of each year, to the effect that all releases and withdrawals of Collateral during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) in the ordinary course of the Company’s and the other Grantors’ business pursuant to SEC regulations or interpretations of Section 314 of the Trust Indenture Act (including any no-action letter issued by the Staff of the SEC, whether issued to the Company or any other Person), were not prohibited by the Indenture.
     4.4 Intellectual Property Collateral. At the time of the delivery of the financial statements provided for in Section 4.03 of the Indenture, the Company will deliver a written supplement substantially in the form of Annex A hereto with respect to any additional Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses that are registered (or for which an application to register such items has been filed) with the United States Patent and Trademark Office or the United States Copyright Office (or any successor to either such office) acquired by any Grantor following the Issue Date (or following the date of the last supplement provided to the Collateral Agent pursuant to this Section 4.4), all in reasonable detail.

     4.5 Post-Closing Real Property Requirements. To the extent such items have not been delivered as of the Issue Date, within ninety (90) days after the Issue Date, unless waived or extended by the Trustee in its sole discretion, the Issuer or Guarantor, as applicable, shall deliver to the Trustee, with respect to each Mortgaged Property set forth on Schedule VIII, the following:
     (a) a Mortgage, executed and delivered by a duly authorized officer of each mortgagor party thereto;
     (b) all documents and instruments, including Uniform Commercial Code or other applicable fixture security financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Mortgage and perfect such Liens to the extent required by, and with the priority required by, such Mortgage;
     (c) a policy or policies of title insurance, or unconditional commitments therefor, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 4.13 of the Indenture or consented to by the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request having the effect of a valid, issued and binding title insurance policy;
     (d) a completed Federal Emergency Management Agency Standard Flood Hazard Determination; and
     (e) written opinions of local counsel in the states in which each such Mortgaged Property is located in form and substance reasonably acceptable to the Collateral Agent.
     5. Remedial Provisions.
5.1 Certain Matters Relating to Accounts.
     (a) Subject to the terms of the Intercreditor Agreements, at any time after the occurrence and during the continuance of an Event of Default and after giving reasonable notice to the Company and any other relevant Grantor, the Collateral Agent shall have the right, but not the obligation to make test verifications of the Accounts in any manner and through any medium that the Collateral Agent reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
     (b) Subject to the terms of the Intercreditor Agreements, the Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Busi-

ness Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Sections 5.4 and 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
     (c) Subject to the terms of the Intercreditor Agreements, at the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts.
     (d) Upon the occurrence and during the continuance of an Event of Default, a Grantor shall not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Agent shall have instructed the Grantors not to grant or make any such extension, credit, discount, compromise or settlement under any circumstances during the continuance of such Event of Default.
     (e) Subject to the terms of the General Intercreditor Agreement, at the direction of the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, each Grantor shall grant to the Collateral Agent to the extent assignable, an irrevocable, non-exclusive, fully paid-up, royalty-free, worldwide license to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
     5.2 Communications with Credit Parties; Grantors Remain Liable.
     (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable notice to the relevant Grantor of its intent to do so, communicate with obligors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
     (b) Subject to the terms of the Intercreditor Agreements, upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

     (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     5.3 Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 5.1 with respect to payments of Accounts and subject to the terms of the Intercreditor Agreements, if an Event of Default shall occur and be continuing and the Collateral Agent so requires by notice in writing to the relevant Grantor (it being understood that the exercise of remedies by the Secured Parties in connection with an Event of Default under Article 6 of the Indenture shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by any Grantor consisting of cash, checks and other near cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.
     5.4 Application and Sharing of Proceeds. (a) Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt, as follows:
     (i) first, to pay amounts owing to the Collateral Agent or the Trustee pursuant to this Agreement, any Indenture Document or any Additional Secured Debt Documents;

     (ii) second, to reimburse the Secured Parties for any indemnification amounts paid to the Collateral Agent;
     (iii) third, to the payment of all amounts owing in respect of the Obligations on a pro rata basis in accordance with the respective amounts of the Obligations owed to Secured Parties; and
     (iv) fourth, the balance, if any, to the Company or Grantors or such other persons as are entitled thereto.
Upon the request of the Collateral Agent prior to any distribution under this Section 5.4, each Secured Party or their Authorized Representative shall provide to the Collateral Agent certificates, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the respective amounts referred to in Section 5.4(a) that each such Secured Party or their Authorized Representative believes it is entitled to receive, and the Collateral Agent shall be fully entitled to rely on such certificates.
     (b) If, despite the provisions of this Section 5.4, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with clause (a) above.
     5.5 Code and Other Remedies. Subject to the terms of the Intercreditor Agreements, if an Event of Default shall occur and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law and also may with notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request to assemble the Collateral and make it available to the Collateral Agent, at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.
     5.6 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.
     5.7 Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Indenture and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Trustee (or the applicable percentage of Holders pursuant to Section 9.02 of the Indenture, as the case may be) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Grantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Company or any other Grantor or any other Person or any release of the Company or any other Grantor or any other Person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Se-

cured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     6. The Collateral Agent.
     6.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.
     (a) Subject to the terms of the Intercreditor Agreements, each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent of its intent to do so:
     (i) take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;
     (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the Secured Parties’ Security Interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
     (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;
     (iv) execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;
     (v) obtain and adjust insurance in an amount usual and customary;
     (vi) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

     (vii) ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;
     (viii) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;
     (ix) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;
     (x) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);
     (xi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);
     (xii) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and
     (xiii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.
Anything in this Section 6.1(a) to the contrary notwithstanding and subject to the terms of the Intercreditor Agreements, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.
     (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

     (c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on the applicable Notes, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.
     (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.
     6.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
     6.3 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Indenture, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
     6.4 Security Interest Absolute. All rights of the Collateral Agent hereunder, the security interest and all obligations of the Grantors hereunder shall be absolute and unconditional.
     6.5 Continuing Security Interest; Assignments Under the Indenture; Release.

     (a) This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Liens hereunder on the Collateral shall be released pursuant to Section 11.04 of the Indenture.
     (b) A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Collateral of such Grantor shall be automatically released from its obligations hereunder upon such Grantor ceasing to be a Guarantor in accordance with Section 12.06 of the Indenture.
     (c) The Security Interest granted hereby in any Collateral shall automatically be released (i) to the extent provided in Section 11.04 of the Indenture and (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in such Collateral pursuant to Section 11.04 of the Indenture. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and Security Interest created hereby.
     (d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Agent.
     6.6 Reinstatement. Each Grantor further agrees that, if any payment made by any Indenture Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Indenture Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.
     7. Collateral Agent As Agent.
     (a) The Bank of New York has been appointed to act as the Collateral Agent under the Indenture. Pursuant to Section 11.02 of the Indenture, the Collateral Agent is authorized to appoint one or more Co-Collateral Agents, for the purposes of this Section 7(a) only references to the Collateral Agent shall mean the Collateral Agent and any Co-Collateral Agents appointed in accordance with the Indenture. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or re-

frain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement, the Indenture and the Intercreditor Agreements. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section 7(a).
     (b) The Collateral Agent shall at all times be the same Person that is the Trustee under the Indenture. Written notice of resignation by the Trustee pursuant to Section 7.08 of the Indenture shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Trustee shall also constitute removal under this Security Agreement; and appointment of a Trustee pursuant to Section 7.08 of the Indenture shall also constitute appointment of a successor Collateral Agent under this Security Agreement. Upon the acceptance of any appointment as Trustee under Section 7.08 of the Indenture by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder.
     8. Miscellaneous.
     8.1 Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the applicable Collateral Agent in accordance with Section 9.01 or 9.02 of the Indenture.
     8.2 Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.02 of the Indenture. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Company at the Company’s address set forth in Section 14.02 of the Indenture.
     8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
     8.4 Enforcement Expenses; Indemnification.
     (a) Each Grantor agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement.
     (b) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement.
     (c) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement to the extent the Company would be required to do so pursuant to Section 7.07 of the Indenture.
     (d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Indenture and the other Indenture Documents.
     8.5 Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent except pursuant to a transaction permitted by the Indenture.
     8.6 Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Collateral Agent and the Company.
     8.7 Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     8.8 Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     8.9 Integration. This Security Agreement together with the other Indenture Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Indenture Documents.
     8.10 GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     8.11 Submission To Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Indenture Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non- exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.2 or at such other address of which such Person shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.
     8.12 Acknowledgments. Each party hereto hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Indenture Documents to which it is a party;
     (b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Indenture Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Indenture Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and any other Secured Party.
     8.13 Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Security Agreement pursuant to the Indenture shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex B hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.
     8.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER INDENTURE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     8.15 Subject to General Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted to the First Lien Collateral Agent pursuant to the Credit Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the General Intercreditor Agreement. In the event of any conflict between the terms of the Gen-

eral Intercreditor Agreement and the terms of this Agreement, the terms of the General Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, prior to the Discharge of First Lien Obligations, the requirements of this Agreement to deliver Collateral to the Collateral Agent shall be deemed satisfied by delivery of such Collateral to the First Lien Collateral Agent.
     8.16 Receivables Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, in each case, with respect to the Shared Receivables Collateral are subject to the limitations and provisions of the Shared Receivables Intercreditor Agreement. In the event of any conflict between the terms of the Shared Receivables Intercreditor Agreement and the terms of this Agreement with respect to the Shared Receivables Collateral, the terms of the Shared Receivables Intercreditor Agreement shall govern and control.
     8.17 Additional Secured Obligations. On or after the Issue Date and so long as permitted by the Indenture, the Company may from time to time designate additional Obligations of the Company or any Guarantor permitted to be Incurred under the Indenture and to be secured by a Lien on the Collateral as additional Obligations hereunder (“Additional Secured Obligations”) by delivering to the Collateral Agent and each Authorized Representative (a) a certificate signed by an Authorized Officer of the Company (i) identifying the obligations so designated and the aggregate principal amount or face amount thereof, stating that such obligations are designated as Additional Secured Obligations for purposes hereof, (ii) representing that such designation of such obligations as Additional Secured Obligations complies with the terms of the Indenture Documents and the applicable Additional Secured Debt Documents and (iii) specifying the name and address of the Authorized Representative for such obligations, (b) a fully executed Additional Secured Party Consent (in the form attached as Annex C); and (c) an Opinion of Counsel to the effect that the designation of such obligations as “Additional Secured Obligations” is in compliance with the terms of the Indenture and the Notes. Each Authorized Representative agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Collateral Agent shall act as agent under and subject to the terms of this Agreement for the benefit of all Secured Parties, including without limitation, any Secured Parties that hold any such Additional Secured Obligations, and each Authorized Representative agrees to the appointment, and acceptance of the appointment, of the Collateral Agent as agent for the holders of such Additional Secured Obligations as set forth in each Additional Secured Party Consent and agrees, on behalf of itself and each Additional Secured Party it represents, to be bound by this Agreement.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

HCA INC., as Grantor
By:	/s/ R. Milton Johnson
	Name:	R. Milton Johnson
	Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO SECURITY AGREEMENT]

Each of the SUBSIDIARY GRANTORS listed on Schedule 1 hereto
By:	/s/ David G. Anderson
	Name:	David G. Anderson
	Title:	Vice President and Treasurer

[SIGNATURE PAGE TO SECURITY AGREEMENT]

THE BANK OF NEW YORK, as Collateral Agent
By:	/s/ Mary LaGumina
	Name:	Mary LaGumina
	Title:	Vice President

[SIGNATURE PAGE TO SECURITY AGREEMENT]

SCHEDULE 1
TO SECURITY AGREEMENT
SUBSIDIARY GRANTORS
BAY HOSPITAL, INC.
BRIGHAM CITY COMMUNITY HOSPITAL, INC.
BROOKWOOD MEDICAL CENTER OF GULFPORT, INC.
CAPITAL DIVISION, INC.
CENTERPOINT MEDICAL CENTER OF INDEPENDENCE, LLC
CENTRAL FLORIDA REGIONAL HOSPITAL, INC.
CENTRAL SHARED SERVICES, LLC
CENTRAL TENNESSEE HOSPITAL CORPORATION
CHCA BAYSHORE, L.P.
CHCA CONROE, L.P.
CHCA EAST HOUSTON, L.P.
CHCA MAINLAND, L.P.
CHCA WEST HOUSTON, L.P.
CHCA WOMAN’S HOSPITAL, L.P.
CHIPPENHAM & JOHNSTON-WILLIS HOSPITALS, INC.
CMS GP, LLC
COLORADO HEALTH SYSTEMS, INC.
COLUMBIA ASC MANAGEMENT, L.P.
COLUMBIA JACKSONVILLE HEALTHCARE SYSTEM, INC.
COLUMBIA LAGRANGE HOSPITAL, INC.
COLUMBIA MEDICAL CENTER OF ARLINGTON SUBSIDIARY, L.P.
COLUMBIA MEDICAL CENTER OF DENTON SUBSIDIARY, L.P.
COLUMBIA MEDICAL CENTER OF LAS COLINAS, INC.
COLUMBIA MEDICAL CENTER OF LEWISVILLE SUBSIDIARY, L.P.
COLUMBIA MEDICAL CENTER OF MCKINNEY SUBSIDIARY, L.P.
COLUMBIA MEDICAL CENTER OF PLANO SUBSIDIARY, L.P.
COLUMBIA NORTH HILLS HOSPITAL SUBSIDIARY, L.P.
COLUMBIA OGDEN MEDICAL CENTER, INC.
COLUMBIA PARKERSBURG HEALTHCARE SYSTEM, LLC
COLUMBIA PLAZA MEDICAL CENTER OF FORT WORTH SUBSIDIARY, L.P.
COLUMBIA POLK GENERAL HOSPITAL, INC.
COLUMBIA RIO GRANDE HEALTHCARE, L.P.
COLUMBIA RIVERSIDE, INC.
COLUMBIA VALLEY HEALTHCARE SYSTEM, L.P.
COLUMBIA/ALLEGHANY REGIONAL HOSPITAL INCORPORATED
COLUMBIA/HCA JOHN RANDOLPH, INC.
COLUMBINE PSYCHIATRIC CENTER, INC.
COLUMBUS CARDIOLOGY, INC.
CONROE HOSPITAL CORPORATION
DALLAS/FT. WORTH PHYSICIAN, LLC

DAUTERIVE HOSPITAL CORPORATION
DUBLIN COMMUNITY HOSPITAL, LLC
EASTERN IDAHO HEALTH SERVICES, INC.
EDMOND REGIONAL MEDICAL CENTER, LLC
EDWARD WHITE HOSPITAL, INC.
EL PASO SURGICENTER, INC.
ENCINO HOSPITAL CORPORATION, INC.
EP HEALTH, LLC
FAIRVIEW PARK GP, LLC
FAIRVIEW PARK, LIMITED PARTNERSHIP
FRANKFORT HOSPITAL, INC.
GALEN PROPERTY, LLC
GENERAL HEALTHSERV, LLC
GOOD SAMARITAN HOSPITAL, L.P.
GOPPERT-TRINITY FAMILY CARE, LLC
GPCH-GP, INC.
GRAND STRAND REGIONAL MEDICAL CENTER, LLC
GREEN OAKS HOSPITAL SUBSIDIARY, L.P.
GREENVIEW HOSPITAL, INC.
HAMILTON MEDICAL CENTER, INC.
HCA CENTRAL GROUP, INC.
HCA HEALTH SERVICES OF FLORIDA, INC.
HCA HEALTH SERVICES OF LOUISIANA, INC.
HCA HEALTH SERVICES OF OKLAHOMA, INC.
HCA HEALTH SERVICES OF TENNESSEE, INC.
HCA HEALTH SERVICES OF VIRGINIA, INC.
HCA MANAGEMENT SERVICES, L.P.
HD&S CORP. SUCCESSOR, INC.
HEALTH MIDWEST OFFICE FACILITIES CORPORATION
HEALTH MIDWEST VENTURES GROUP, INC.
HEALTHTRUST MOB, LLC
HENDERSONVILLE HOSPITAL CORPORATION
HOSPITAL CORPORATION OF NORTH CAROLINA
HOSPITAL CORPORATION OF TENNESSEE
HOSPITAL CORPORATION OF UTAH
HOSPITAL DEVELOPMENT PROPERTIES, INC.
HSS HOLDCO, LLC
HSS SYSTEMS VA, LLC
HSS SYSTEMS, LLC
HSS VIRGINIA, L.P.
HTI MEMORIAL HOSPITAL CORPORATION
INTEGRATED REGIONAL LAB, LLC
INTEGRATED REGIONAL LABORATORIES, LLP
JFK MEDICAL CENTER LIMITED PARTNERSHIP
KPH-CONSOLIDATION, INC.
LAKELAND MEDICAL CENTER, LLC

LAKEVIEW MEDICAL CENTER, LLC
LARGO MEDICAL CENTER, INC.
LAS VEGAS SURGICARE, INC.
LAWNWOOD MEDICAL CENTER, INC.
LEWIS-GALE HOSPITAL, INCORPORATED
LEWIS-GALE MEDICAL CENTER, LLC
LEWIS-GALE PHYSICIANS, LLC
LOS ROBLES REGIONAL MEDICAL CENTER
MANAGEMENT SERVICES HOLDINGS, INC.
MARIETTA SURGICAL CENTER, INC.
MARION COMMUNITY HOSPITAL, INC.
MCA INVESTMENT COMPANY
MEDICAL CENTERS OF OKLAHOMA, LLC
MEDICAL OFFICE BUILDINGS OF KANSAS, LLC
MEMORIAL HEALTHCARE GROUP, INC.
MIDWEST DIVISION — ACH, LLC
MIDWEST DIVISION — LRHC, LLC
MIDWEST DIVISION — LSH, LLC
MIDWEST DIVISION — MCI, LLC
MIDWEST DIVISION — MMC, LLC
MIDWEST DIVISION — OPRMC, LLC
MIDWEST DIVISION — PFC, LLC
MIDWEST DIVISION — RBH, LLC
MIDWEST DIVISION — RMC, LLC
MIDWEST DIVISION — RPC, LLC
MIDWEST HOLDINGS, INC.
MONTGOMERY REGIONAL HOSPITAL, INC.
MOUNTAIN VIEW HOSPITAL, INC.
NASHVILLE SHARED SERVICES GENERAL PARTNERSHIP
NATIONAL PATIENT ACCOUNT SERVICES, INC.
NEW PORT RICHEY HOSPITAL, INC.
NEW ROSE HOLDING COMPANY, INC.
NORTH FLORIDA IMMEDIATE CARE CENTER, INC.
NORTH FLORIDA REGIONAL MEDICAL CENTER, INC.
NORTHERN UTAH HEALTHCARE CORPORATION
NORTHERN VIRGINIA COMMUNITY HOSPITAL, LLC
NORTHLAKE MEDICAL CENTER, LLC
NOTAMI HOSPITALS OF LOUISIANA, INC.
NOTAMI HOSPITALS, LLC
OKALOOSA HOSPITAL, INC.
OKEECHOBEE HOSPITAL, INC.
OUTPATIENT CARDIOVASCULAR CENTER OF CENTRAL FLORIDA, LLC
PALMS WEST HOSPITAL LIMITED PARTNERSHIP
PALMYRA PARK HOSPITAL, INC.
PLANTATION GENERAL HOSPITAL, L.P.
PULASKI COMMUNITY HOSPITAL, INC.

REDMOND PARK HOSPITAL, LLC
REDMOND PHYSICIAN PRACTICE COMPANY
REDMOND PHYSICIAN PRACTICE VIII, LLC
RESTON HOSPITAL CENTER, LLC
RETREAT HOSPITAL, INC.
RIO GRANDE REGIONAL HOSPITAL, INC.
RIVERSIDE HEALTHCARE SYSTEM, L.P.
RIVERSIDE HOSPITAL, INC.
SAMARITAN, LLC
SAN JOSE HEALTHCARE SYSTEM, LP
SAN JOSE HOSPITAL, L.P.
SAN JOSE MEDICAL CENTER, LLC
SAN JOSE, LLC
SARASOTA DOCTORS HOSPITAL, INC.
SJMC, LLC
SOUTHERN HILLS MEDICAL CENTER, LLC
SPOTSYLVANIA MEDICAL CENTER, INC.
SPRING BRANCH MEDICAL CENTER, INC.
SPRING HILL HOSPITAL, INC.
ST. MARK’S LONE PEAK HOSPITAL, INC.
SUN CITY HOSPITAL, INC.
SUNBELT REGIONAL MEDICAL CENTER, INC.
SUNRISE MOUNTAINVIEW HOSPITAL, INC.
SURGICARE OF BRANDON, INC.
SURGICARE OF FLORIDA, INC.
SURGICARE OF HOUSTON WOMEN’S, INC.
SURGICARE OF MANATEE, INC.
SURGICARE OF NEWPORT RICHEY, INC.
SURGICARE OF PALMS WEST, LLC
SURGICARE OF RIVERSIDE, LLC
TALLAHASSEE MEDICAL CENTER, INC.
TCMC MADISON-PORTLAND, INC.
TERRE HAUTE HOSPITAL GP, INC.
TERRE HAUTE HOSPITAL HOLDINGS, INC.
TERRE HAUTE MOB, L.P.
TERRE HAUTE REGIONAL HOSPITAL, L.P.
TIMPANOGOS REGIONAL MEDICAL SERVICES, INC.
TRIDENT MEDICAL CENTER, LLC
UTAH MEDCO, LLC
VH HOLDCO, INC.
VH HOLDINGS, INC.
VIRGINIA PSYCHIATRIC COMPANY, INC.
W & C HOSPITAL, INC.
WALTERBORO COMMUNITY HOSPITAL, INC.
WESLEY MEDICAL CENTER, LLC
WEST FLORIDA REGIONAL MEDICAL CENTER, INC.

WEST VALLEY MEDICAL CENTER, INC.
WESTERN PLAINS CAPITAL, INC.
WHMC, INC.
WOMAN’S HOSPITAL OF TEXAS, INCORPORATED
WOMEN’S AND CHILDREN’S HOSPITAL, INC.